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[LETTERHEAD]


RELEASE DATE:
                    FOR IMMEDIATE RELEASE
CONTACT:
                    Michael J. Monahan       (612) 293-2809 (Tel)
                                             (612) 225-3123 (Fax)


                    GIBSON RECOMMENDS ECOLAB'S A$9.00 OFFER;
          ECOLAB'S TENDER OFFER FOR GIBSON EXPECTED TO BEGIN OCTOBER 17

     ST. PAUL, Minn., October 9, 1997: Gibson Chemical Industries Limited and Ecolab Inc. today announced Gibson's board of directors has unanimously recommended Gibson shareholders accept Ecolab's increased revised cash offer price of A$9.00 per share in the absence of a higher offer. All Gibson directors intend to accept the Ecolab offer in respect to all shares owned or controlled by them.

     The Chairman of Gibson, Richard F.E. Warburton, said "After due consideration of the Ecolab proposal, the Board unanimously decided that the increased offer of A$9.00 per share was an excellent result for Gibson shareholders. We have extensively explored all other alternatives to maximize shareholder value and none would provide this level of benefit to our shareholders. Grant Samuel & Associates has undertaken a detailed valuation of the business and has concluded the offer is fair and reasonable to Gibson shareholders."

     Ecolab's Chairman and Chief Financial and Administrative Officer, Michael
E. Shannon, said "We are pleased the Gibson directors recommended our offer. With their Board's

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recommendation, we are confident that our offer will be well-supported by Gibson shareholders.

     "We value the skills and expertise of the Gibson workforce. We share many common philosophies and aspirations with the Gibson team, and look forward to meeting the Gibson employees and customers to ensure the merger proceeds smoothly. We expect our combined businesses will create a new era of expanded growth in Southeast Asia, improved service to our customers and better opportunities for our employees."

     Ecolab proposes to waive all conditions attached to its prior offer other than the usual conditions under Australian law and approval under the Foreign Acquisitions and Takeovers Act, which is expected shortly. The offer is expected to be mailed to shareholders October 17, 1997 and will remain open for one month. Ecolab has agreed to pay accepting shareholders within 14 days of the receipt of valid acceptances or the offer becoming unconditional, whichever is later. As previously announced, Ecolab already owns 15.9% of Gibson shares purchased at prices ranging from A$7.10 and A$8.25. Gibson has approximately
22.4 million shares outstanding.

     Gibson proposes to declare a fully-franked (tax-favored) A$0.30 per share dividend which will be paid at the same time as the previously announced A$0.20 per share fully-franked final dividend. The books closing date for both dividends will be November 7, 1997. Under the terms of Ecolab's offer, shareholders whose acceptances are registered after the November 7, 1997 books closing date will retain the A$0.50 in fully-franked dividends and receive A$8.50 from Ecolab if they accept the offer. Shareholders whose acceptances are registered prior to the November 7, 1997 books closing date will receive the A$9.00 cash per share from Ecolab and will not receive any dividend.

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     Ecolab's A$9.00 per share offer is a final offer and will not be increased in the absence of a higher competing offer. No higher competing offer is expected by Gibson or by Ecolab.

     Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1996, Ecolab reported sales of US$1.5 billion; including European joint venture sales of US$0.9 billion, Ecolab's global sales coverage was US$2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

     Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com; and by telephone at 1-800-322-8335.

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